Exhibit 3.27

Delaware	PAGE 1
The First State

I , HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WELLS REIT II–180 PARK AVENUE, LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MAY , A. D. 2004, AT 1:36 O’CLOCK P.M.

Harriet Smith Windsor, Secretary of State
3799249 8100	AUTHENTICATION: 3093150
040327308	DATE: 05–05–04

CERTIFICATE OF FORMATION

OF

Wells REIT II - 180 Park Avenue, LLC

1. The name of the limited liability company is Wells REIT II-180 Park Avenue, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Wells REIT II – 180 Park Avenue, LLC this 5th day of May, 2004.

Daren Stamp
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 05/05/2004
FILED 01: 36 PM 05/05/2004
SRV 040327308 – 3799249 FILE